Exhibit 10.1

AMENDMENT NO. 3 TO
NON-EMPLOYEE INTERIM CHIEF FINANCIAL OFFICER
ENGAGEMENT AGREEMENT

This Amendment No. 3 to Non-employee Interim Chief Financial Officer Agreement (this “Amendment No. 3”) is entered into as of the 1st day of December, 2015 (the “Effective Date”) by and between Guardian 8 Holdings, a Nevada corporation (the “Company”), and Kathleen Hanrahan (“Executive”).

A.           On or about April 30, 2012, the Company and Executive entered into a Non-employee Interim Chief Financial Officer Agreement (the “Original Agreement”).

B.           On or about March 4, 2013, the Company and Executive amended the Original Agreement through Amendment No. 1, which extended the termination date to March 31, 2014.

C.             On or about May 22, 2014, the Company and Executive amended the Original Agreement through Amendment No. 2, which extended the termination date to November 30, 2015.

D.           Company and Executive agree Company shall retain Executive through March 31, 2016, pending the Company recruiting and hiring a full time replacement chief financial officer.

E.                Capitalized terms not defined in this Amendment No. 3 shall have the same meanings as set forth in the Original Agreement, Amendment No. 1 and Amendment No. 2.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.	Additional Compensation.

a.
Common Stock. The Company shall issue Executive up to 210,000 shares of the Company’s restricted common stock, which shall be issued as follows; (i) 70,000 shares immediately upon the execution of this Amendment No. 3, (ii) the remaining 140,000 shares on March 31, 2016, or until such time as the Company hires a full time replacement chief financial officer. Any shares earned between the date of this Amendment No. 3 and termination will be pro-rated based upon 35,000 shares per month. The value of such shares shall be set at the closing price of the Company’s common stock on the Over-the-Counter Bulletin Board or other exchange or quotation medium on the last trading day immediately before issuance of the shares.

b.	Cash. For services rendered during the term of this Amendment No. 3, Company shall pay Executive a base monthly retainer of $3,000.

2.
Term. The term of this Amendment No. 3 shall be deemed to have commenced on December 1, 2015 and shall continue through March 31, 2016. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time, with or without cause, effective immediately upon written notice to the other party.

3.
Entire Agreements. Other than as specifically provided in this Amendment No. 3, all other provisions of the Original Agreement, Amendment No. 1 and Amendment No. 2 shall remain in full force and effect, the Original Agreement as amended by Amendments No. 1 and 2, and this Amendment No. 3 constituting the sole and entire agreement between the parties as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 as of the day and year first above written.

Company:
Guardian 8 Holdings

By: /s/ C. Stephen Cochennet
       C. Stephen Cochennet, CEO

Executive:

/s/ Kathleen Hanrahan
Kathleen Hanrahan